Exhibit 99.1

News Release Contact: Gail A. Gerono 412.787.6795 www.calgoncarbon.com
Calgon Carbon Announces Third Quarter Results
PITTSBURGH, PA – November 1, 2010 – Calgon Carbon Corporation (NYSE: CCC) announced results for the third quarter ended September 30, 2010.
For the third quarter of 2010, the company reported income from operations of $14.6 million, as compared to $14.1 million for the third quarter of 2009.
Net income for the third quarter of 2010 was $10.0 million versus $13.9 million for the comparable period of 2009. On a fully diluted basis, net income per common share for the third quarter of 2010 was $0.18 as compared to $0.25 for the comparable quarter of 2009. Results for the third quarter of 2010 include $0.8 million of income, primarily from the release of a valuation allowance on foreign tax credits, as a result of the amendment and filing of prior year tax returns. Results for the third quarter of 2009 included release of a $5.0 million valuation allowance on foreign tax credits.
Net sales for the third quarter of 2010 were $124.4 million versus third quarter 2009 sales of $107.5 million, an increase of 15.7%. For the third quarter of 2010, the net effect on sales from acquisitions completed in 2010 was $16.2 million. Currency translation had a $2.1 million negative impact on sales for the third quarter of 2010 due to the stronger U.S. dollar.
For the third quarter of 2010, sales of Activated Carbon and Service increased by 16.7%, which includes 15.4% related to the above mentioned acquisitions, versus the third quarter of 2009. Also contributing to the increase was higher demand for activated carbon products in the environmental air treatment market and increased demand for activated carbon products and services in the industrial process and food markets. These increases were partially offset by lower demand for activated carbon products in the potable water market. Sales to the potable water market in the third quarter of 2009 included supply of a large quantity of activated carbon for a new potable water treatment facility in Asia.
Calgon Carbon Corporation . 400 Calgon Carbon Drive . Pittsburgh, PA 15205 . 412.787.6700

Equipment sales increased 14.7% versus the third quarter of 2009, principally due to higher revenue from traditional carbon adsorption equipment. A 16.4% decline in Consumer sales for the third quarter of 2010 was due to lower demand for PreZerve® products and carbon cloth.
Net sales less the cost of products sold as a percentage of net sales was 33.7% for the third quarter of 2010 versus 33.9% for the third quarter of 2009.
Selling, administrative and research expenses for the third quarter of 2010 were $21.8 million as compared to $17.6 million for the third quarter of 2009. The increase of $4.2 million included $3.1 million of on-going expenses related to acquisitions completed in the first quarter, higher employee related costs, and increased research and development activities.
Calgon Carbon’s board of directors did not declare a quarterly dividend.
Net sales for the nine months ended September 30, 2010 were $350.9 million, a $49.7 million, or 16.5%, increase over the comparable period of 2009. The $3.1 million gain on acquisitions for the nine months ended September 30, 2010 relates to acquisitions that occurred during the first quarter. Net income for the nine months ended September 30, 2010 was $22.8 million versus $25.9 million for the comparable period of 2009. The 2010 results included an $11.5 million charge resulting from a verdict against the company in a breach of contract lawsuit. The 2009 results included the above mentioned $5.0 million foreign tax credit valuation allowance release. Fully diluted net income per common share for the nine months ended September 30, 2010 was $0.40. Fully diluted net income per common share for the nine months ended September 30, 2009 was $0.46.
Commenting on the results, John Stanik, Calgon Carbon’s chairman, president and chief executive officer, said, “We are encouraged by the third quarter results, as they represent progress in achieving our long-term growth objectives. We will continue to follow our growth plan, although from time-to-time this may have an adverse impact on short-term results, but should have a more significant positive impact in the long term. For example, the increase in research and development expenses in the third quarter of 2010 should result in differentiated products that will strengthen our competitive position in that market.”
“All three acquisitions made earlier this year contributed to the quarter-over-quarter sales growth. And during the third quarter, Hyde Marine was awarded a $19.8 million contract for ballast water treatment systems that should begin to have a positive impact on revenue and income next year.”
“The integration costs for Calgon Carbon Japan and its lower product margins should continue to have a negative effect on the company’s margins for several quarters until the strategic value of the acquisition is realized. However, the strength of our traditional businesses should mitigate the negative impact, which was the case for the
Calgon Carbon Corporation . 400 Calgon Carbon Drive . Pittsburgh, PA 15205 . 412.787.6700 . www.calgoncarbon.com third quarter of 2010. Although results for the third quarter of 2010 included Calgon Carbon Japan’s product sales, gross margin rates for the third quarters of 2010 and 2009 were virtually the same.”
“I am confident that Calgon Carbon is moving in the right direction to take full advantage of its many growth opportunities which should result in significant improvement in the company’s financial performance.”
For more information about Calgon Carbon’s leading activated carbon and ultraviolet technology solutions for municipalities and industries, visit www.calgoncarbon.com.
Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.
This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are higher energy and raw material costs, costs of imports and related tariffs, labor relations, availability of capital and environmental requirements as they relate both to our operations and to our customers, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs. In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company’s most recent Annual Report.
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Calgon Carbon Corporation . 400 Calgon Carbon Drive . Pittsburgh, PA 15205 . 412.787.6700 . www.calgoncarbon.com

Calgon Carbon Corporation
Condensed Consolidated Statement of Income
(Dollars in thousands except per share data)
(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net Sales	$124,371	$107,495	$350,872	$301,218

Cost of Products Sold	82,442	71,089	228,745	202,622

Depreciation and Amortization	5,491	4,690	15,829	12,438

Selling, Administrative & Research	21,802	17,346	63,497	52,679

Litigation Contingency	—	250	11,500	250

	109,735	93,375	319,571	267,989

Income from Operations	14,636	14,120	31,301	33,229

Interest — Net	(20)	27	90	24

Gain on Acquisitions	—	—	3,119	—

Loss on debt extinguishment	—	(899)	—	(899)

Other Expense — Net	(710)	(646)	(1,185)	(2,574)

Income From Operations Before Income Tax and Equity in Income from Equity Investments	13,906	12,602	33,325	29,780

Income Tax Provision (Benefit)	3,954	(787)	10,640	5,187

Income from Operations Before Equity in Income from Equity Investments	9,952	13,389	22,685	24,593

Equity in Income from Equity Investments	—	470	112	1,338

Net Income	$9,952	$13,859	$22,797	$25,931

Net Income per Common Share
Basic	$.18	$.25	$.41	$.48

Diluted	$.18	$.25	$.40	$.46

Weighted Average Shares
Outstanding (Thousands)
Basic	55,904	54,940	55,815	54,466

Diluted	56,686	56,448	56,720	56,274
Calgon Carbon Corporation . 400 Calgon Carbon Drive . Pittsburgh, PA 15205 . 412.787.6700 . www.calgoncarbon.com

Calgon Carbon Corporation
Segment Data:

Segment Sales	3Q10	3Q09	YTD 2010	YTD 2009
Activated Carbon and Service	110,001	94,230	310,834	261,376
Equipment	12,106	10,558	33,395	32,784
Consumer	2,264	2,707	6,643	7,058

Total Sales (thousands)	$124,371	$107,495	$350,872	$301,218
Segment

Operating Income (loss)*	3Q10	3Q09	YTD 2010	YTD 2009
Activated Carbon and Service	19,176	18,647	46,138	43,729
Equipment	950	(60)	878	1,877
Consumer	1	223	114	61

Income from Operations (thousands)	$20,127	$18,810	$47,130	$45,667

*	Before depreciation and amortization. The Activated Carbon and Service segment includes a charge of $11.5 million related to a litigation contingency for the year-to-date period 2010.
Calgon Carbon Corporation . 400 Calgon Carbon Drive . Pittsburgh, PA 15205 . 412.787.6700 . www.calgoncarbon.com

Calgon Carbon Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)
(Unaudited)

	September 30,	December 31,
	2010	2009
Assets

Current assets:

Cash and cash equivalents	$43,108	$38,029

Restricted cash	1,451	5,556

Receivables	86,357	64,304

Inventories	101,750	84,587

Other current assets	40,807	29,369

Total current assets	273,473	221,845

Property, plant and equipment, net	172,370	155,100

Other assets	44,564	48,773

Total assets	$490,407	$425,718

Liabilities and Shareholders’ Equity

Current liabilities:

Short-term debt	$17,253	$—

Current portion of long-term debt	2,875	—

Other current liabilities	82,934	62,021

Total current liabilities	103,062	62,021

Long-term debt	4,336	—

Other liabilities	49,448	56,611

Total liabilities	156,846	118,632

Redeemable Non-Controlling Interest	1,618	—

Total shareholders’ equity	331,943	307,086

Total liabilities and shareholders’ equity	$490,407	$425,718

Calgon Carbon Corporation . 400 Calgon Carbon Drive . Pittsburgh, PA 15205 . 412.787.6700 . www.calgoncarbon.com